Exhibit 10.4
GAS GATHERING AGREEMENT
          THIS GAS GATHERING AGREEMENT (this “Agreement”), dated effective July 15, 2009 (the “Effective Date”), is by and among (i) NGAS Gathering II, LLC, a Kentucky limited liability company (“NNG”) and Seminole Gas Company, L.L.C., an Oklahoma limited liability company (“Seminole”), (NNG and Seminole are referred to herein collectively as the “Gathering System Owners”) and (ii) Seminole Energy Services, LLC, an Oklahoma limited liability company (“Shipper”). Gathering System Owners and Shipper are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
Recitals:
     A. Gathering System Owners own and operate a natural gas gathering system in southeastern Kentucky, eastern Tennessee, and western Virginia.
     B. Shipper gathers, purchases, and receives natural gas under a Base Contract for Sale and Purchase of Natural Gas, dated of even date herewith, with Daugherty Petroleum, Inc. (the “NAESB Purchase Agreement”) that Shipper desires to gather through the Gathering System.
     C. Shipper may purchase or gather additional volumes of gas from time to time that Shipper desires to gather through the Gathering System.
     D. Gathering System Owners desire and are willing to provide gathering services for Shipper for volumes delivered to the Gathering System, on and subject to the terms and conditions of this Agreement.
Agreements:
          NOW, THEREFORE, for good and valuable consideration, Gathering System Owners and Shipper agree as follows:
Article 1
Definitions
     1.1 Definitions. The following capitalized terms used in this Agreement shall have the meanings set forth below:
     “Agreement” is defined in the preamble.
     “Annual Operating Costs” is defined in Section 4.3.
     “Applicable Law” means any applicable law, statute, rule, regulation, ordinance, order, or other pronouncement, action, or requirement of any Governmental Authority.
     “Asset Purchase Agreement” means the Asset Purchase Agreement, dated of even date herewith, among NNG, Seminole, and certain other parties.
     “Btu” mean the International BTU, which is also called the Btu (IT).
     “Business Day” means any day except Saturday, Sunday, or Federal Reserve Bank holidays.
     “Claims” means all losses, liabilities, or claims, including reasonable attorneys’ fees and court costs.
     “Day” means a period of 24 consecutive hours, coextensive with a “day” as defined by the Receiving Transporter.
     “Delivery Points” means (i) the points identified on Exhibit A at which Gas is delivered to a Receiving Transporter by Gathering System Owners and (ii) any additional delivery points that from time to time may be added to the Gathering System after the Effective Date to permit delivery of Gas to other Receiving Transporters.
     “Effective Date” is defined in the preamble.
     “Firm” is defined in the Gas Purchase Contract.
     “Force Majeure” is defined in Section 12.1 and Section 12.2.

     “Gas” means any mixture of hydrocarbons and noncombustible gases in a gaseous state consisting primarily of methane.
     “Gathering Fees” is defined in Section 4.6.
     “Gathering System” means the gas gathering system described in Exhibit A, together with any modifications, alterations, replacements, extensions, or expansions from time to time to such gathering system, but excluding any Solely Owned Segments that may be constructed from time to time.
     “Gathering System Owners” is defined in the preamble.
     “Governmental Authority” means any court, government (federal, state, local, or foreign), department, political subdivision, commission, board, bureau, agency, official, or other regulatory, administrative, or governmental authority.
     “Gross Heating Value” means the total calorific value (expressed in Btu’s) obtained by the complete combustion, at constant pressure, of the amount of Gas which would occupy a volume of one cubic foot at a temperature of sixty degrees Fahrenheit (60oF), if saturated with water vapor and under a pressure equivalent to fourteen and seventy-three hundredths (14.73) Psia and under standard gravitational force (980.665 cm per second per second) with air of the same temperature and pressure as the Gas, when the products of combustion are cooled to the initial temperature of the Gas and air and when the water formed by combustion is condensed to the liquid state.
     “IRR” is defined in the Joint Ownership Agreement.
     “IRR Specified Discount Rate” is defined in the Joint Ownership Agreement.
     “Joint Ownership Agreement” means the Joint Ownership Agreement for the Gathering System, dated of even date herewith, between Seminole and NNG.
     “Mcf” means 1,000 cubic feet of Gas.
     “Mcf/d” means Mcf per day.
     “MMBtu” means one million British thermal units, which is equivalent to one dekatherm.
     “Month” means the period beginning on the first Day of the calendar month and ending immediately prior to the commencement of the first Day of the next calendar month.
     “Monthly Capital Fee” is defined in Section 4.2.
     “Monthly Gathering Fee” means, for each Month, a gathering fee of $938,333, unless Seminole acquires the ownership interest of NNG in the Gathering System under Schedule of the NAESB Purchase Agreement, whereupon the Monthly Gathering Fee shall be reduced to $850,000. The Monthly Fee shall be escalated each Year under Section 4.4.
     “Monthly Operating Fee” means, for each Month, a fee equal to the sum of (i) a fixed operating expense fee of $175,000 and (ii) a variable operating expense fee of $0.20 for each Mcf of Purchased Gas received at the Receipt Points and gathered hereunder in each such Month.
     “NAESB Purchase Agreement” is defined in the recitals.
     “Notice” is defined in Section 15.1.
     “Party” and “Parties” are defined in the preamble.
     “Person” means any individual, corporation, partnership, joint venture, limited liability company, association (whether incorporated or unincorporated), joint-stock company, trust, Governmental Authority, unincorporated organization, or other entity
     “Primary Term” is defined in Article 2.
     “Purchased Gas” means all Gas gathered and purchased each Month by Shipper under the Gas Purchase Contract.
     “Quarterly Capital Costs” is defined in Section 4.2.
     “Quarterly Capital Fee” is defined in Section 4.2.

     “Receipt Points” means (i) the receipt points described in the Special Provisions to the Gas Purchase Contract, as such exhibit may amended or modified from time to time and (ii) any new receipt points that may, from time to time, be added to the Gathering System after the Effective Date to allow Shipper to deliver Third Party Gas.
     “Receiving Transporter” means the Gas gathering or pipeline companies, local distribution companies, or end-users taking delivery or custody of Gas at, or downstream of, a Delivery Point.
     “Scheduled Gas” means the quantity of Shipper’s Gas confirmed by Gathering System Owners and Shipper for gathering on the Gathering System.
     “SES” means Seminole Energy Services LLC.
     “Shipper” is defined in the preamble.
     “Shipper’s Gas” means all Purchased Gas and Third Party Gas delivered at the Receipt Points.
     “Solely Owned Segment” is defined in the Joint Ownership Agreement.
     “Taxes” is defined in Section 9.1.
     “Third Party Gas” means all Gas delivered by Shipper to the Receipt Points, other than Purchased Gas.
     “Year” means the period of time beginning on one Day and ending on the same Day the following year.
     1.2 Attachments. Each exhibit or other attachment to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any exhibit or other attachment, the provisions of the main body of this Agreement shall prevail.
Article 2
Term
     2.1 Term. The term of this Agreement shall commence on the Effective Date and continue in effect through the close of the last Day of the Month following the fifteenth (15th) anniversary of the Effective Date (the “Primary Term”) and, if not terminated in the Primary Term, shall continue in effect or a second fifteen (15) year term (the “Secondary Term”) on the same terms and conditions herein, and thereafter from year-to-year unless terminated by either party upon written notice by either party not less than sixty (60) days prior to the end of such then current one-year term. This Agreement may not be terminated by the Gathering System Owners during the Primary Term, or as applicable, Secondary Term unless Shipper is determined by a final, non-appealable judgment of a court with appropriate jurisdiction to have engaged in gross negligence or willful misconduct in the performance by Shipper of its obligations under this Agreement.
     2.2 Termination. This Agreement may terminated prior to the end of the primary term by Gathering System Owners if Shipper fails to pay any undisputed amounts owed hereunder after Gathering System Owners provide no less than 60 days prior written notice to Shipper of Shipper’s failure to pay such undisputed amounts, notifying Shipper of the amounts owed, and stating in such notice that this Agreement will terminate unless such amounts are paid in full by Shipper prior to the end of such 60-day period.
Article 3
Gathering of Gas
     3.1 Gathering System Dedication Gathering System Owners hereby commit and grant to Shipper, and Shipper hereby reserves from Gathering System Owners, all (100%) of the gathering capacity on the Gathering System each Day to gather Gas made available by or on behalf of Shipper at the Receipt Points.
     3.2 Delivery Point Facilities. Gathering System Owners shall maintain, at their cost, the right to use the connection and metering facilities necessary for delivery and measurement of Shipper’s Gas into the facilities of the Receiving Transporters at the Delivery Points.

     3.3 Scheduling. Shipper shall Notify Gathering System Owners not less than 4 Business Days before the last day of each Month of the total volume of Gas (in Mcf/d and MMBtu’s) that Shipper expects to deliver to in the following Month, specifying the volumes to be delivered to Gathering System Owners at each Receipt Points. Shipper may modify its nominations at any time upon at least 24 hours Notice. The Parties shall coordinate their nomination activities, giving sufficient time to meet the deadlines of the Receiving Transporters. Each Party shall give the other Party timely prior Notice, sufficient to meet the requirements of all Receiving Transporters involved in the transaction, of the quantities of Shipper’s Gas to be delivered to each Delivery Point each Day. If either Party becomes aware that actual deliveries at the Receipt Points or Delivery Points are greater or lesser than the quantities of Scheduled Gas, such Party shall promptly Notify the other Party. Throughout the term of this Agreement, the Parties agree to work together to refine and improve the scheduling, nominating, and balancing procedures applicable to Shipper’s Gas to accommodate each Receiving Transporter’s nomination procedures (or changes to such procedures) and the operational requirements of both Gathering System Owners and Shipper.
     3.4 Memorandum. Gathering System Owners shall enter into and deliver to Shipper, at Shipper’s request, a fully recordable memorandum of this Agreement, in a form acceptable to Shipper.
Article 4
Gathering Fees
     4.1 Purchased Gas. For all volumes (in Mcf’s) of Purchased Gas delivered to the Receipt Points each Month, Shipper shall pay to Gathering System Owners the sum of the Monthly Gathering Fee, the Monthly Capital Fee, and the Monthly Operating Fee for that Month.
     4.2 Monthly Capital Fee. No later than 30 days after the end of each calendar quarter, Gathering System Owners shall determine (i) the total capital costs paid by Gathering System Owners in the prior calendar quarter that were attributable to expansions or extensions of the Gathering System made on behalf of, or to service (whether directly or indirectly), the seller under the NAESB Purchase Agreement (“Quarterly Capital Costs”) and (ii) the amount (if paid Monthly) that would provide to Gathering System Owners a 20% IRR (meaning an IRR with an IRR Specified Discount Rate equal to 20%) on all such Quarterly Capital Costs over the remaining Primary Term or Secondary Term, as the case may be, (the “Quarterly Capital Fee”). The “Monthly Capital Fee” means, for each Month, the sum of the Quarterly Capital Fees determined for all prior calendar quarters (or partial calendar quarter in the case of the first calendar quarter after the Effective Date) in the term hereof.
     4.3 Annual Adjustment of Monthly Operating Fee.
(i)	Purpose. The Monthly Operating Fee is intended to reflect, and reimburse the Gathering System Owners for, the actual out-of-pocket costs of the Gathering System Owners of operating, maintenance, replacement and repair of the Gathering System.

(ii)	Statement. On or before the last Day of April each Year, the Gathering System Owners shall provide a written statement to Shipper showing in reasonable detail the actual out-of-pocket costs (without overhead) incurred by Gathering System Owners to operate, maintain, replace and repair the Gathering System in the prior calendar Year (the “Annual Operating Costs”).

(iii)	Adjustment. If the aggregate Monthly Operating Fees paid by Shipper hereunder for the prior calendar Year (excluding any increase or decrease for any prior Year adjustment) are less than the Annual Operating Costs for the same period, then Shipper shall be obligated to make-up such deficit by paying to Gathering System Owners the amount of such deficit through an increase (in equal Monthly increments) in the Monthly Operating Fees paid by Shipper for the balance of that calendar Year. If the aggregate Monthly Operating Fees paid by Shipper hereunder for the prior Year (excluding any increase or decrease for any prior Year adjustment) exceed the Annual Operating Costs for the same period, then Gathering System Owners shall be obligated to refund such excess through a reduction (in equal Monthly increments) in the Monthly Operating Fees paid by Shipper for the balance of that calendar Year.

(iv)	Partial First Year. The first determination of the Annual Operating Costs by Gathering System Owners hereunder shall be made based on the number of Months in the first partial calendar Year in the term hereof.

(v)	Survival. The obligation to adjust the Monthly Operating Fee shall survive the termination or expiration of this Agreement. Upon such termination or expiration, the Annual Operating Costs shall be promptly determined by Gathering System Owners for the final partial Year in the term hereof. Any adjustment due under this Section 4.3 shall be paid in cash by Shipper or Gathering

System Owners, as the case may be, to the other Party within 15 Days of the date of Gathering System Owners statement showing the amount owed, but in no event later than 30 Days after the date of termination or expiration of this Agreement.
     4.4 Third Party Gas. For all volumes (in Mcf’s) of Third Party Gas delivered to the Receipt Points in each Month, Shipper shall pay the Gathering System Owners the fees, charges, or other amounts that Shipper collects or deducts as gathering fees to gather such Third Party Gas from the Receipt Points to the Delivery Points under the contracts under which Shipper purchases and/or gathers such Third Party Gas each Month less an administrative fee of $0.05 per Mcf. Shipper shall retain, and shall have no obligation to pay to Gathering System Owners, any other amounts received by Shipper under such contracts for Third Party Gas.
     4.5 Escalation of the Monthly Gathering Fee. The Monthly Gathering Fee shall be escalated on each anniversary of the Effective Date to equal the product of: (i) the applicable fee then in effect multiplied by (ii) a factor of 1.015.
     4.6 Gathering Fees. The Monthly Gathering Fee, the Monthly Capital Fee, and the Monthly Operating Fee are referred to herein collectively as the “Gathering Fees.”
     4.7 Payment. Payment of the Gathering Fees and amounts owed under Section 4.4 shall be made in accordance with the procedures set forth in Article 11.
Article 5
Quantity of Gas
     5.1 Receipt Points. Shipper agrees to tender, or cause to be tendered, all of Shipper’s Gas to the Receipt Points each Day, and Gathering System Owners agree to accept Shipper’s Gas at the Receipt Points, not to exceed the available capacity of the Gathering System on any Day.
     5.2 Gas Redelivery. Gathering System Owners shall redeliver Shipper’s Gas to or on behalf of Shipper at the Delivery Points. Gathering System Owners agree each Day during the term of this Agreement to receive into the Gathering System at the Receipt Points, and gather and deliver on a Firm basis to the Delivery Points, under this Agreement, the total quantity of Gas delivered by or on behalf of Shipper, up to the available capacity of the Gathering System on each such Day. Shipper shall bear line loss, dehydration fuel, and applicable compression fuel which may occur or be necessary to accomplish the gathering of Gas hereunder, other than extraordinary line losses which result from the proven gross negligence or willful misconduct of Gathering System Owners in performing their obligations hereunder which shall be borne entirely by Gathering System Owners. Line loss (or gain), dehydration fuel, and applicable compression fuel shall be measured for each Month as the difference between the total volume of Gas received by the Gathering System Owners at the Receipt Points less the total volume of Gas delivered by the Gathering System Owners at the Delivery Points.
Article 6
Pressures
          Shipper’s Gas shall be delivered at the Receipt Points at pressures sufficient to effect delivery into Gathering System Owners’ facilities at the Receipt Points, and to allow Gathering System Owners to redeliver Shipper’s Gas into the Receiving Transporters at the Delivery Points under normal operating conditions as they may exist from time to time.
Article 7
Measurement and Testing
     7.1 Receipt Point Facilities. The volume of Gas delivered by Shipper shall be measured at the Receipt Points. The facilities to measure the volume and quality of Gas delivered at the Receipt Points will be owned, maintained, and operated by the Gathering System Owners.
     7.2 Delivery Point Facilities. The volume of Gas delivered by Gathering System Owners at the Delivery Points shall be metered through a meter caused to be located by Gathering System Owners at the Delivery Points.
     7.3 Commingled Gas. If, at any time, or from time to time, Gathering System Owners commingle Gas from any Receipt Point with any other Gas, Gathering System Owners agree to measure such other Gas prior to such other Gas entering the Gathering System.

     7.4 Unit of Measurement. The unit of measurement for Gas hereunder shall be one (1) cubic foot of Gas and the term “cubic foot of Gas” wherever used herein shall mean a cubic foot of Gas at a temperature of sixty degrees Fahrenheit (60oF) and at a pressure of fourteen and seventy-three hundredths (14.73) Psia.
     7.5 Meters. The Gas shall be metered by orifice meters or other measurement facilities (including electronic flow computers) which shall be constructed and installed in accordance with the applicable provisions of the then current American Gas Association’s Gas Measurement Committee Report No. 3, as amended. The volumes of Gas received and delivered by Gathering System Owners as measured at pipeline pressures and temperatures shall be computed from the meter records and converted into the unit of measurement specified above in accordance with the methods prescribed in the then current Gas Measurement Committee Report No. 3 of the American Gas Association, including the appendix thereto. The Gathering System Owners grant to Shipper the right to monitor the receipt and delivery point meters constituting a portion of the Gathering System for purposes of verifying compliance with this Agreement and, if the Gathering System Owners fail to take any meter readings and measurements when and as required under this Agreement, to take such required meter readings and measurements. Correction shall be made for deviation from the Ideal Gas Laws at the pressure and temperature at which the Gas is metered. To determine the factors for such correction a quantitative analysis of the Gas shall be made at reasonable intervals, and such factors shall be obtained from data contained in the then current “Super-Compressibility Factors for Natural Gas,” Volumes 1 through 6, inclusive, or in “Tables for the Determination of Super-Compressibility Factors for Natural Gas Containing Nitrogen and/or Carbon Dioxide”, Volume 7, as published by the American Gas Association, or any subsequent revision thereof. For the purposes of measurement and meter calibration, the atmospheric pressure shall be assumed to be 13.2 pounds per square inch, without regard to variations in natural atmospheric pressure from time to time.
     7.6 Specific Gravity. The specific gravity of the Gas flowing through the meter or meters at the Receipt Points shall be determined by Gathering System Owners at such intervals as may be practicable under the circumstances. All such determinations of specific gravity shall be made by a standard gravity balance in accordance with the provisions of the Natural Gas Processors Association Publication No. 3130, entitled “Standard Method for Determining the Specific Gravity of Gas”, or by a gravitometer employing the “Momentum Method” of specific gravity determinations as described in Chapter VII, “Determination of Specific Gravity”, of the then current American Gas Association Gas Measurement Manual. The specific gravity of the Gas flowing through each meter determined by either of the above-mentioned methods shall be used in computing the volume of Gas delivered through such meter. The specific gravity determined by any test shall apply from the date the test was taken until the date of the next test.
     7.7 Temperature. Temperature of the Gas gathered hereunder shall be determined by a recording thermometer to record the temperature of the Gas flowing through each meter, and the arithmetic average of the hourly temperatures recorded shall be used in correcting the volumes delivered hereunder to the unit of measurement specific above.
     7.8 Testing of Equipment. The accuracy of Gathering System Owners’ measuring equipment shall be verified by test, using means and methods generally acceptable in the gas industry, at reasonable intervals. Notice of the time and nature of each test shall be given by Gathering System Owners to Shipper sufficiently in advance to permit convenient arrangement for Shipper’s representative to be present. Measuring equipment found to be registering inaccurately shall be adjusted to read as accurately as possible. If, after such notice, Shipper fails to have a representative present, the results of the test shall nevertheless be considered accurate until the next test. Gathering System Owners shall, upon written request by Shipper, conduct a test of Gathering System Owners’ measuring equipment, but no more frequently than once a month. All tests of such measuring equipment shall be made at Gathering System Owners’ expense, except that Shipper shall bear the expense of tests made at its request if the inaccuracy is found to be two percent (2%) or less.
     7.9 Corrections. If, for any reason, any measuring equipment is inoperative or inaccurate so that the volume of Gas delivered is not correctly indicated by the reading thereof and, if such reading is in error by more than two percent (2%) in the measurement of Gas, then the volume of Gas delivered, during the period such measuring equipment is inoperative or inaccurate, shall be determined by the Parties on the basis of the best data available using the first of the following methods which is feasible:
(i)	by using the registration of any check measuring equipment installed and accurately registering; or

(ii)	by correcting the error if the percentage of error is ascertainable by calibration, test, or mathematical calculations; or

(iii)	by comparing deliveries made during preceding periods under similar delivery conditions when the meter was registering accurately.
An adjustment based on such determination shall be made for such period of inaccuracy as may be definitely known, or if not known, then for one-half (1/2) the period since the date of the last meter test.
     7.10 Inspections. Gathering System Owners and Shipper shall have the right to inspect equipment installed or furnished by the other Party, and the charts and other measurement or test data of the other Party, at all times during business hours, but the reading, calibration, and adjustment of such equipment and changing of charts shall be performed by the Party installing and furnishing same. Unless the Parties otherwise agree, each Party shall preserve all original test data, charts, and other similar records in such Party’s possession for a period of at least two (2) years.
Article 8
Quality Specifications
     8.1 Merchantable Gas. Gas delivered by Shipper hereunder shall be merchantable Gas conforming to the quality specifications in this Article 8.
     8.2 Heating Quality. Shipper’s Gas shall have a Gross Heating Value of not less than nine hundred sixty-seven (967) Btu’s.
     8.3 Sulfur, Carbon Dioxide, Oxygen, and Nitrogen. Shipper’s Gas shall not contain any of the following substances in excess of the stated limits: one quarter (1/4) grain of hydrogen sulfide per hundred cubic feet; twenty (20) grains of total sulfur per hundred (100) cubic feet; ten parts per million (10 ppm) by volume of oxygen; or three percent (3%) by volume of nitrogen; more than four percent (4%) by volume of a combined total of carbon dioxide and nitrogen components; provided, however, that the total carbon dioxide content shall not exceed three percent (3%) by volume. Shipper shall make reasonable efforts to keep Shipper’s Gas entirely free of oxygen.
     8.4 Temperature. The temperature of Shipper’s Gas at the Receipt Points shall not be in excess of one hundred twenty degrees Fahrenheit (120oF).
     8.5 Water and Hydrocarbon Dew Point. Shipper agrees that, at the temperature and pressure Shipper’s Gas is delivered hereunder, Shipper’s Gas shall not contain any hydrocarbon fractions which would condense to free liquids in the pipeline at the operating pressure of the Gathering System.
     8.6 Other Substances. Shipper’s Gas shall be commercially free of solids, sand, dust, gums, crude oil, water, and hydrocarbons in the liquid phase, and other objectionable substances which may be injurious to pipelines or which may interfere with the transmission or commercial use of Shipper’s Gas.
     8.7 Quality Guidelines. Notwithstanding the above, all Gas delivered hereunder shall conform to the then current quality specifications as contained in the Spectra Energy Partners, LP - East Tennessee Natural Gas Pipeline tariff (the “East Tennessee Tariff”), other than the specifications for maximum Btu content and hydrocarbon dewpoint level, which shall not be required to be met.
     8.8 Tests. Tests to determine the total sulfur, hydrogen sulfide, carbon dioxide, oxygen, and water vapor content of Shipper’s Gas at the Receipt Points shall be made by Gathering System Owners, at Shipper’s expense, by approved standard methods in general use in the gas industry. Such tests shall be scheduled and made at the same time as the meter tests provided for in Section 7.8, but not more frequently than once each calendar quarter.
     8.9 Sub-Quality Gas. Gathering System Owners shall have the right, upon notice to Shipper, to discontinue or curtail receipt of Shipper’s Gas hereunder whenever Shipper’s Gas does not conform to the quality specifications in this Article 8, including Gas containing heavy-end liquid hydrocarbon compounds, including ethane, such that the Gas cannot be processed by the Rogersville Plant (as defined in the Gas Purchase Contract) to yield residual gas that conforms to the maximum Btu specification set forth in the East Tennessee Tariff or that is otherwise acceptable for receipt and transportation by such pipeline. Shipper shall have the option to condition or treat such non-conforming Gas to make it conform to the quality specifications of this Agreement, at Shipper’s cost.
Article 9
Taxes and Warranties
     9.1 Taxes. Shipper shall pay or cause to be paid, and agrees to hold Gathering System Owners harmless as to the payment of, all excise, gross production, severance, sales, occupation and all other taxes, charges, or impositions of every kind and character required by statute or by any Governmental Authority with respect to

Shipper’s Gas and the handling thereof prior to receipt thereof by Gathering System Owners. Gathering System Owners shall pay or cause to be paid all taxes and assessments, if any, imposed upon Gathering System Owners for the activity of gathering of Shipper’s Gas after receipt and prior to redelivery thereof by Gathering System Owners. Neither Party shall be responsible or liable for any taxes or other statutory charges levied or assessed against the facilities of the other Party used for the purpose of carrying out the provisions of this Agreement.
     9.2 No Liens. Each Party warrants that all Gas delivered by it to the other Party will be free from all liens and adverse claims created by, through or under it, and each Party shall indemnify the other against all damages, costs, and expenses arising therefrom.
     9.3 Other Warranties. EXCEPT AS SET FORTH HEREIN, NEITHER PARTY MAKES ANY OTHER WARRANTIES, EXPRESSED OR IMPLIED, AND SPECIFICALLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE GAS DELIVERED HEREUNDER.
Article 10
Control, Possession And Title
     10.1 Control and Possession. As between the Parties, Shipper shall be deemed to be in exclusive control and possession of Shipper’s Gas delivered hereunder and responsible for any damage or injury caused thereby prior to the time the same shall have been delivered to Gathering System Owners at the Receipt Points and after Shipper’s Gas is redelivered to or on behalf of Shipper at the Delivery Points. After delivery of Shipper’s Gas to Gathering System Owners at the Receipt Points, Gathering System Owners shall be deemed to be in exclusive control and possession thereof and responsible for any injury or damage caused thereby until redelivered to or on behalf of Shipper at the Delivery Points.
     10.2 Indemnity. Shipper agrees to indemnify Gathering System Owners and save them harmless from all Claims arising from or out of Claims of personal injury or property damage from Shipper’s Gas or other charges thereon which attach when Shipper shall be deemed to be in control and possession of Shipper’s Gas. Gathering System Owners agree to indemnify Shipper and save it harmless from all Claims regarding payment, personal injury or property damage from said Gas or other charges thereon which attach after control and possession passes to Gathering System Owners. IT IS THE INTENT OF THE PARTIES THAT THE INDEMNITIES SET FORTH IN THIS SECTION 10.2 ARE WITHOUT REGARD TO THE CAUSES THEREOF, INCLUDING, WITHOUT LIMITATION, THE NEGLIGENCE OF ANY INDEMNIFIED PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE, OR THE STRICT LIABILITY OF ANY INDEMNIFIED PARTY OR OTHER PERSON.
     10.3 Waiver of Damages. A PARTY’S LIABILITY HEREUNDER SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY. SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY, AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, OR INDIRECT DAMAGES, LOST PROFITS, OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT, OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE. IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE STRICT LIABILITY OR NEGLIGENCE OF ANY PARTY, WHETHER SUCH STRICT LIABILITY OR NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE. TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OR OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT AND THE DAMAGES CALCULATED HEREUNDER CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS.
Article 11
Billing and Payments
     11.1 Billing. Seminole, as manager of the Gathering System on behalf of the Gathering System Owners, shall invoice Shipper for volumes of Shipper’s Gas received and allocated for delivery in the preceding Month and for any other applicable charges, providing supporting documentation acceptable in industry practice to support the amounts charged.

     11.2 Payment. Shipper shall remit to Seminole, on behalf of the Gathering System Owners, the amount due under Section 11.1 in the manner specified in the invoice but no earlier than the first to occur of (i) the date on which the purchaser of Shipper’s Gas pays Shipper for Shipper’s Gas purchased in the prior Month and (ii) thirty (30) Days after the end of the production Month for such Gas; provided, however, that if any customer(s) listed in Exhibit C hereto shall pay Shipper for any Gas purchased by and delivered to such customer during the prior Month, payment for such quantity of Shipper’s Gas shall not be made until the third Business Day after such customer remits payment to Shipper for such quantity of Shipper’s Gas. If such date is not a Business Day, payment is due on the next Business Day following such date.
     11.3 Dispute. If Shipper, in good faith, disputes the amount of any such invoice or any part thereof, Shipper will pay such amount as it concedes to be correct. If Shipper disputes the amount due, it must provide supporting documentation acceptable in industry practice to support the amount paid or disputed. If the Parties are unable to resolve such dispute, either Party may pursue any remedy available at law or in equity to enforce its rights under this Section 11.3.
     11.4 Interest. If Shipper fails to remit the full amount payable when due, interest on the unpaid portion shall accrue from the date due until the date of payment at a rate equal to the lower of (i) the then-effective prime rate of interest published under “Money Rates” by The Wall Street Journal, plus two percent per annum, or (ii) the maximum applicable lawful interest rate.
     11.5 Audit. A Party shall have the right, at its own expense, upon reasonable Notice and at reasonable times, to examine and audit and to obtain copies of the relevant portion of the books, records, and telephone recordings of the other Party only to the extent reasonably necessary to verify the accuracy of any statement, charge, payment, or computation made under this Agreement, including confirmation by Shipper of the Annual Operating Costs under Section 4.2. This right to examine, audit, and to obtain copies shall not be available with respect to proprietary information not directly relevant to transactions under this Agreement. All invoices and billings shall be conclusively presumed final and accurate and all associated claims for under- or overpayments shall be deemed waived unless such invoices or billings are objected to in writing, with adequate explanation and/or documentation, within 2 Years after the Month of Gas delivery. All retroactive adjustments under this Section 11.5 shall be paid in full by the Party owing payment within 30 Days of Notice and substantiation of such inaccuracy.
     11.6 Netting. The Parties shall net all undisputed amounts due and owing, and/or past due, arising under Agreement such that the Party owing the greater amount shall make a single payment of the net amount to the other Party in accordance with Section 11.2; provided that no payment required to be made pursuant to Section 11.3 shall be subject to netting under this Section 11.6.
Article 12
Force Majeure
     12.1 Non-Performance. Except with regard to a Party’s obligation to make payments due under Article 11, neither Party shall be liable to the other for failure to perform hereunder, to the extent such failure was caused by Force Majeure. The term “Force Majeure” as employed herein means any cause not reasonably within the control of the Party claiming suspension, as further defined in Section 12.2.
     12.2 Definition. “Force Majeure” includes, but is not limited to, the following: (i) physical events such as acts of God, landslides, lightning, earthquakes, fires, storms or storm warnings, such as hurricanes, which result in evacuation of the affected area, floods, washouts, explosions, breakage or accident or necessity of repairs to machinery or equipment or lines of pipe; (ii) weather related events affecting an entire geographic region, such as low temperatures which cause freezing or failure of wells or lines of pipe; (iii) interruption and/or curtailment of Firm transportation and/or storage by Receiving Transporters; (iv) acts of others such as strikes, lockouts or other industrial disturbances, riots, sabotage, insurrections or wars; and (v) governmental actions such as necessity for compliance with any court order, law, statute, ordinance, regulation, or policy having the effect of law promulgated by a Governmental Authority having jurisdiction. Shipper and Gathering System Owners shall make reasonable efforts to avoid the adverse impacts of a Force Majeure and to resolve the event or occurrence once it has occurred in order to resume performance.
     12.3 Nonperformance. Neither Party shall be entitled to the benefit of the provisions of Force Majeure to the extent performance is affected by any or all of the following circumstances: (i) the Party claiming excuse failed to remedy the condition and to resume the performance of such covenants or obligations with reasonable dispatch; or (ii) economic hardship, to include, without limitation, Shipper’s ability to transport Gas at a lower or more advantageous fees than the Gathering Fees, or Pipeline Owner’s ability to gather Gas from other shippers at higher or more advantageous fees than the Gathering Fees.

     12.4 Strikes. Notwithstanding anything to the contrary herein, the Parties agree that the settlement of strikes, lockouts, or other industrial disturbances shall be within the sole discretion of the Party experiencing such disturbance.
     12.5 Notice. The Party whose performance is prevented by Force Majeure must provide Notice to the other Party. Initial notice may be given orally; however, Notice with reasonably full particulars of the event or occurrence is required as soon as reasonably possible. Upon providing Notice of Force Majeure to the other Party, the affected Party will be relieved of its obligation, from the onset of the Force Majeure event, to make or accept delivery of Gas, as applicable, to the extent and for the duration of Force Majeure, and neither Party shall be deemed to have failed in such obligations to the other during such occurrence or event.
Article 13
Assignment
     13.1 Restriction on Assignment. Neither Party may assign or delegate any of its rights or obligations under this Agreement, by operation of law, change of control, or otherwise, without the prior written consent of the other Party, which consent may be withheld at the discretion of such other Party. If Seminole exercises its option under the Asset Purchase Agreement to acquire all of the ownership interests in the Gathering System, then, effective upon completion of such acquisition, either Party may assign or delegate its rights or obligations under this Agreement with the consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed. Any purported assignment or delegation without such consent shall be void and ineffective. Notwithstanding the foregoing, NNG may collaterally assign its interest under this Agreement to the Administrative Agent (as such term is defined in the NGAS Credit Agreement, as defined in the APA) for the benefit of the lenders under the NGAS Credit Agreement, as collateral for the Obligations (as such term is defined therein) so long as the obligations of NNG thereunder do not exceed in the aggregate $7,500,000 and upon exercise of the NGAS Option (as defined in the APA) and the payment by Seminole pursuant to the terms thereunder, such collateral assignment shall be released.
     13.2 Inurement. Subject to the foregoing provision, this Agreement binds and inures to the benefit of the Parties and their respective successors and assigns.
Article 14
Jurisdiction
     14.1 Regulatory Bodies. This Agreement is subject to, and each Party will comply with, all present and future valid laws, rules, and regulations of all federal, state, and local authorities now or hereafter having jurisdiction over either or both Parties or their facilities.
     14.2 Changes in Laws. If any new or amended law, rule, or regulation materially prohibits the Gathering System Owners from providing services to Shipper hereunder substantially in accordance with the original terms of this Agreement or if results in the performance of this Agreement being rendered uneconomic, in the good faith opinion of Shipper, then Gathering System Owners and Shipper shall negotiate in good faith to amend the terms of this Agreement so that (i) the new or amended law, rule, or regulation may be complied with and (ii) Gathering System Owners and Shipper will both continue to receive the rights and benefits originally provided for herein, and (iii) Shipper receives the net economic benefit originally contemplated herein.
Article 15
Notices
     15.1 Notice. All notices, invoices, payments, and other communications made pursuant to this Agreement (“Notice”) shall be made to the addresses shown in Exhibit B.
     15.2 Method. All Notices required hereunder may be sent by facsimile or mutually acceptable electronic means, a nationally recognized overnight courier service, first class mail, or hand delivered.
     15.3 Delivery. Notice shall be given when received on a Business Day by the addressee. In the absence of proof of the actual receipt date, the following presumptions will apply. Notices sent by facsimile shall be deemed to have been received upon the sending Party’s receipt of its facsimile machine’s confirmation of successful transmission. If the Day on which such facsimile is received is not a Business Day or is after five p.m. on a Business Day, then such facsimile shall be deemed to have been received on the next following Business Day. Notice by overnight mail or courier shall be deemed to have been received on the next Business Day after it was sent or such earlier time as is confirmed by the receiving Party. Notice by first class mail shall be considered delivered five Business Days after mailing.

Article 16
Other Provisions
     16.1 Applicable Law. This Agreement shall be construed, enforced and interpreted according to the laws of the State of Texas, without regard to the conflicts of law rules thereof. Each Party hereby irrevocably submits to the jurisdiction of the courts of the State of Texas and the federal courts of the United States of America located in Houston, Texas over any dispute or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each Party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. Each Party hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any objection which it may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute or action. Each Party agrees that a judgment in any dispute heard in the venue specified by this section may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law
     16.2 WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT.
     16.3 Representations. Each Party represents to the other Parties during the term hereof as follows: (i) there are no suits, proceedings, judgments, or orders by or before any governmental authority that materially adversely affect its ability to perform this Agreement or the rights of the other Parties hereunder, (ii) it is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation, and it has the legal right, power and authority and is qualified to conduct its business, and to execute and deliver this Agreement and perform its obligations hereunder, (iii) the making and performance by it of this Agreement is within its powers, and has been duly authorized by all necessary action on its part, (iv) this Agreement constitutes a legal, valid, and binding act and obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws affecting creditor’s rights generally, and with regard to equitable remedies, to the discretion of the court before which proceedings to obtain same may be pending, and (v) there are no bankruptcy, insolvency, reorganization, receivership or other arrangement proceedings pending or being contemplated by it.
     16.4 Integrated Agreement. If any provision in this Agreement is determined to be invalid, void or unenforceable by any court having jurisdiction, such determination shall not invalidate, void, or make unenforceable any other provision, agreement or covenant of this Agreement.
     16.5 Waiver. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.
     16.6 Rules of Construction. In construing this Agreement, the following principles shall be followed:
(i)	no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement;

(ii)	examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(iii)	the word “includes” and its syntactical variants mean “includes, but is not limited to” and corresponding syntactical variant expressions;

(iv)	a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place in this Agreement where it is defined;

(v)	the plural shall be deemed to include the singular, and vice versa; and

(vi)	each gender shall be deemed to include the other genders.
     16.7 No Third Party Beneficiaries. There is no third party beneficiary to this Agreement.
     16.8 Headings. The headings and subheadings contained in this Agreement are used solely for convenience and do not constitute a part of this Agreement between the Parties and shall not be used to construe or interpret the provisions of this Agreement.
     16.9 Confidentiality. Neither Party shall disclose directly or indirectly without the prior written consent of the other Party the terms of this Agreement to a third Party (other than the employees, lenders, counsel, accountants and other agents of the Party, or prospective purchasers of all or substantially all of a Party’s assets or of any rights under this Agreement, provided such Persons shall have agreed to keep such terms confidential) except (i)

in order to comply with any applicable law, order, regulation, or exchange rule, (ii) to the extent necessary for the enforcement of this Agreement, (iii) to the extent necessary to implement this Agreement, and (iv) to the extent necessary to comply with a regulatory agency’s reporting requirements. Each Party shall notify the other Party of any proceeding of which it is aware which may result in disclosure of the terms of any transaction (other than as permitted hereunder) and use reasonable efforts to prevent or limit the disclosure. The existence of this Agreement is not subject to this confidentiality obligation. Subject to Section 16.2, the Parties shall be entitled to all remedies available at law or in equity to enforce, or seek relief in connection with this confidentiality obligation. The terms of any transaction hereunder shall be kept confidential by the Parties hereto for one year from the expiration of this Agreement.
     In the event that disclosure is required by a Governmental Authority or applicable law, the Party subject to such requirement may disclose the material terms of this Agreement to the extent so required, but shall promptly notify the other Party, prior to disclosure, and shall cooperate (consistent with the disclosing Party’s legal obligations) with the other Party’s efforts to obtain protective orders or similar restraints with respect to such disclosure at the expense of the other Party.
     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

SEMINOLE ENERGY SERVICES, LLC
By:	/s/ Robert B. Rosene, Jr.
Robert B. Rosene, Jr.,
President

NGAS GATHERING II, LLC
By:	./s/ William G. Barr III
William G. Barr III,
Chief Executive Officer

SEMINOLE GAS COMPANY, L.L.C.
By:	/s/ Robert B. Rosene, Jr.
Robert B. Rosene, Jr.,
President